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                                                                  Exhibit 11

                         NAVISTAR INTERNATIONAL CORPORATION
                                  AND SUBSIDIARIES


                     COMPUTATION OF NET INCOME PER COMMON SHARE


A.  Primary:  See the Statement of Income of this Form 10-Q.

B. Full Dilution: Net income per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are assumed to be exercised and the proceeds applied to reduce common stock outstanding. The computations assume that convertible preferred and preference stock are converted to common stock. Income is divided by the average number of common shares outstanding and unconditionally issuable at the end of each month during the period, adjusted for the net effects of the exercise of options and warrants and the conversion of convertible preferred and preference stocks.

                                        Three Months Ended       Nine Months Ended
                                              July 31                 July 31
                                        ------------------     --------------------
Millions of dollars                       1995       1994         1995       1994
-----------------------------------------------------------------------------------
Net income ............................ $     45   $     20     $    114   $     59
                                        ========   ========     ========   ========

Average common and common
  equivalent shares (millions):

Average common and dilutive common
  equivalent shares per primary
  computation (millions) ..............     74.2       74.3         74.3       74.5
Assuming conversion of Series G .......       .6         .6           .6         .6
Assuming conversion of Series D .......        -         .1           .1         .1
Assuming exercise of options reduced
  by the number of shares which could
  have been purchased with the proceeds
  from exercise of such options .......       .1          -            -          -
                                        --------   --------     --------   --------

Average common and dilutive common
  equivalent shares as adjusted .......     74.9       75.0         75.0       75.2
                                        ========   ========     ========   ========
Income per common share assuming
  full dilution (dollars):

Net income ............................ $    .60 # $    .26 #   $   1.52 # $    .78 #
                                        ========   ========     ========   ========

----------------

# This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.












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